Exhibit 99.1

ITT Signs Agreement to Purchase Godwin Pumps

     Acquisition to strengthen ITT’s portfolio in growing $3 billion dewatering pumps and services market

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--June 21, 2010--ITT Corporation (NYSE: ITT), a global high-technology engineering and manufacturing company and a leader in the transport and treatment of water and wastewater, today announced its agreement to purchase privately held Godwin Pumps. Godwin is a leading supplier of automatic self-priming portable pumps used in the growing markets for drainage pump rental, services and sales serving the global industrial, construction, mining, municipal, oil and gas segments.

ITT has agreed to purchase Godwin from its principal shareholders for $585 million. The transaction is expected to close in the third quarter of 2010, pending customary regulatory approvals.

“This acquisition is another example of ITT’s strategy to expand our core businesses and build on our strong global positions in water, wastewater and industrial process,” said Gretchen McClain, president of ITT’s Fluid and Motion Control group. “Godwin’s business is a great complement to our existing fluid technology portfolio, and is expected to establish ITT among the leaders in the growing and profitable $3 billion global market for dewatering pumps and rental services.”

Godwin Pumps, founded in 1976, is based in Bridgeport, N.J. and has approximately 800 employees located throughout the United States and at its manufacturing facility in Gloucestershire, England. The company operates a U.S. rental fleet of more than 6,000 pumps at 26 equipment rental facilities and a network of approximately 50 distributors worldwide. Godwin’s 2009 revenues were approximately $200 million, with full-year 2010 revenue projected to be about $235 million. When combined with ITT’s existing dewatering sales, the Godwin acquisition is expected to double ITT’s revenues from dewatering equipment and services.

Godwin is best known for its service capabilities in dewatering (the removal of unwanted water and other fluids) and the original Dri-Prime pump, an automatic self-priming centrifugal pump range capable of handling industrial sludges, oil, sewage, storm water, mine dewatering and other pumping needs. Upon closing of the acquisition, Godwin will become part of ITT’s $1.6 billion Water & Wastewater business.

“The acquisition presents a tremendous opportunity for ITT to grow its dewatering rental and services business internationally,” said John Williamson, president of ITT’s Water & Wastewater business. “We already have a solid history of partnership, with Godwin offering ITT’s electric submersible pumps since 2003. Adding the specialized products and skills of the world-class Godwin team to ITT’s broad Flygt and Grindex submersible pump portfolio and global sales network means our customers will have unsurpassed access to the broadest dewatering capabilities on the market.”

ITT today sells Flygt and Grindex brand dewatering pumps, and rents from its fleet of more than 11,000 pumps, through its global sales and distribution network serving customers in more than 140 countries. ITT’s Flygt pumps are the original submersible dewatering pumps, invented in 1948.

John Michael Paz, founder and chief executive officer of Godwin Pumps, sees the acquisition by ITT as a global expansion opportunity for Godwin’s products and services. “Over the last 30 years, Godwin employees and our strong distribution network have built the Godwin brand and reputation, and I am pleased to see this opportunity for future growth. The combination of these two talented teams should result in tremendous opportunities for both companies.”

ITT currently forecasts that the transaction will be accretive to ITT’s 2011 earnings per share, and dilutive to its current year earnings by an estimated three to five cents per share, reflecting the purchase accounting treatment and transaction fees. For additional information about ITT’s agreement to purchase Godwin Pumps, please visit www.itt.com/investors.

About ITT's Water & Wastewater business

ITT's Water & Wastewater business is a global provider of water handling and treatment solutions for municipal and industrial customers in more than 140 countries. ITT designs and delivers energy-efficient solutions and related services for water and wastewater transport, biological treatment, filtration and disinfection. The Water & Wastewater business includes the Flygt, Wedeco, Sanitaire and Leopold product brands and is based in Stockholm, Sweden. www.ittwww.com

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company generated 2009 revenue of $10.9 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act"). These forward-looking statements include statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: Economic, political and social conditions in the countries in which we conduct our businesses; Changes in government defense budgets; Decline in consumer spending; Sales and revenues mix and pricing levels; Availability of adequate labor, commodities, supplies and raw materials; Interest and foreign currency exchange rate fluctuations; Competition and industry capacity and production rates; Ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; Our ability to borrow or refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; Acquisitions or divestitures; Personal injury claims; Uncertainties with respect to our estimation of asbestos liability exposure and related insurance recoveries; Our ability to effect restructuring and cost reduction programs and realize savings from such actions; Government regulations and compliance therewith; Changes in technology; Intellectual property matters; Governmental investigations; Potential future employee benefit plan contributions and other employment and pension matters; Contingencies related to actual or alleged environmental contamination, claims and concerns; Changes in generally accepted accounting principles; Other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
ITT Corporation
Tom Glover, +1-914-304-1798
tom.glover@itt.com